Putnam RetirementReady 2015 Fund
1/31/05 Semi-Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	152
Class B   *
Class C 	*

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	289

73A1
Class A	0.278
Class B	0.248
Class C	0.279

73A2
Class M	0.273
Class R	0.256
Class Y	0.298

74U1 (000s omitted)

Class A	839
Class B	2
Class C	1

74U2 (000s omitted)

Class M	2
Class R	*
Class Y	1,246

* Represents less than 1(000s omitted)

74V1

Class A	67.28
Class B	66.27
Class C	66.25

74V2

Class M	66.38
Class R	66.54
Class Y	67.48